Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, October 16, 2025

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.06

Commerce Bancshares, Inc. announced earnings of $1.06 per share for the three months ended September 30, 2025, compared to $1.01 per share in the same quarter last year and $1.14 per share in the second quarter of 2025. Net income for the third quarter of 2025 amounted to $141.5 million, compared to $138.0 million in the third quarter of 2024 and $152.5 million in the prior quarter.

For the nine months ended September 30, 2025, earnings per share totaled $3.18, compared to $2.86 for the first nine months of 2024. Net income amounted to $425.6 million for the nine months ended September 30, 2025, compared to $390.2 million in the comparable period last year. For the year to date, the return on average assets was 1.81%, and the return on average equity was 16.15%.

In making this announcement, John Kemper, Chief Executive Officer, said, “Commerce delivered another strong quarter, underscoring the resilience of our diversified operating model and the dedication of our talented team. Our third quarter results reflect steady loan balances, robust fee income, and disciplined expense management, all of which contributed to another period of high profitability.

“Our return on average assets remained solid at 1.78%, and our return on average equity was 15.26%. We maintained excellent credit quality, with non-accrual loans at just .09% of total loans, and added a modest reserve to the allowance for credit losses. Our capital and liquidity positions remain strong, supporting our ability to serve customers and invest in future growth.

“Net interest income was $279.5 million, reflecting the continued benefits of our strong balance sheet, even as the interest rate environment remains dynamic. Non-interest income was $161.5 million, led by growth in trust and deposit fees, and comprised 36.6% of total revenue.”

Mr. Kemper continued, “We look forward to welcoming FineMark's team, clients, and shareholders to Commerce on January 1, 2026, our expected close date, which will mark a strategic milestone after years of relationship building and months of integration planning by our dedicated teams.

“As we continue to build on our momentum, our franchise is well-positioned to execute on our long-term strategies, deliver value to our shareholders, and support our customers and communities.”

Third Quarter 2025 Financial Highlights:

•Net interest income was $279.5 million, a $690 thousand decrease compared to the prior quarter. The net yield on interest earning assets decreased six basis points to 3.64%.

Exhibit 99.1

•Non-interest income totaled $161.5 million, an increase of $2.5 million, or 1.6%, over the same quarter last year.

•Trust fees grew $3.7 million, or 6.8%, compared to the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $244.0 million, an increase of $6.4 million, or 2.7%, over the same quarter last year.

•Average loan balances totaled $17.5 billion, flat compared to the prior quarter.

•Total average available for sale debt securities decreased $214.5 million compared to the prior quarter to $8.9 billion, at fair value.

•Total average deposits decreased $140.1 million, or .6%, compared to the prior quarter. The average rate paid on interest bearing deposits increased four basis points to 1.71%, compared to the prior quarter.

•The ratio of annualized net loan charge-offs to average loans was .23% in the current quarter compared to .22% in the prior quarter.

•The allowance for credit losses on loans increased $10.4 million during the third quarter of 2025 to $175.7 million, and the ratio of the allowance for credit losses on loans to total loans was .99% at September 30, 2025, compared to .94% at June 30, 2025.

•Total assets on September 30, 2025 were $32.3 billion, flat compared to the prior quarter.

•For the quarter, the return on average assets was 1.78%, the return on average equity was 15.26%, and the efficiency ratio was 55.3%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Sep. 30, 2025	Jun. 30, 2025	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
FINANCIAL SUMMARY
Net interest income	$279,457	$280,147	$262,351	$828,706	$773,599
Non-interest income	161,511	165,613	159,025	486,073	460,117
Total revenue	440,968	445,760	421,376	1,314,779	1,233,716
Investment securities gains (losses)	7,885	437	3,872	731	6,846
Provision for credit losses	20,061	5,597	9,140	40,145	19,395
Non-interest expense	244,018	244,437	237,600	726,831	715,511
Income before taxes	184,774	196,163	178,508	548,534	505,656
Income taxes	41,152	42,400	38,245	120,516	108,499
Non-controlling interest expense (income)	2,104	1,284	2,256	2,429	6,934
Net income attributable to Commerce Bancshares, Inc.	$141,518	$152,479	$138,007	$425,589	$390,223
Earnings per common share:
Net income — basic	$1.06	$1.14	$1.02	$3.18	$2.87
Net income — diluted	$1.06	$1.14	$1.01	$3.18	$2.86
Effective tax rate	22.53%	21.76%	21.70%	22.07%	21.76%
Fully-taxable equivalent net interest income	$281,770	$282,428	$264,638	$835,614	$780,528
Average total interest earning assets (1)	$30,732,665	$30,629,715	$30,051,845	$30,753,879	$30,144,221
Diluted wtd. average shares outstanding	132,463,271	132,582,673	134,394,825	132,703,659	135,024,776
RATIOS
Average loans to deposits (2)	70.61%	70.22%	69.93%	70.08%	70.17%
Return on total average assets	1.78	1.95	1.80	1.81	1.71
Return on average equity (3)	15.26	17.40	16.81	16.15	16.92
Non-interest income to total revenue	36.63	37.15	37.74	36.97	37.30
Efficiency ratio (4)	55.26	54.77	56.31	55.21	57.92
Net yield on interest earning assets	3.64	3.70	3.50	3.63	3.46
EQUITY SUMMARY
Cash dividends per share	$.275	$.275	$.257	$.825	$.771
Cash dividends on common stock	$36,733	$36,761	$34,794	$110,360	$104,894
Book value per share (5)	$28.51	$27.43	$25.62
Market value per share (5)	$59.76	$62.17	$56.57
High market value per share	$66.34	$66.14	$62.72
Low market value per share	$57.92	$52.69	$52.27
Common shares outstanding (5)	133,021,127	133,419,701	134,797,835
Tangible common equity to tangible assets (6)	11.27%	10.86%	10.47%
Tier I leverage ratio	12.95%	12.75%	12.31%
OTHER QTD INFORMATION
Number of bank/ATM locations	239	239	244
Full-time equivalent employees	4,666	4,658	4,711
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2024.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Nine Months Ended
	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
Interest income	$374,105	$371,636	$364,365	$369,405	$372,068	$1,110,106	$1,100,152
Interest expense	94,648	91,489	95,263	102,758	109,717	281,400	326,553
Net interest income	279,457	280,147	269,102	266,647	262,351	828,706	773,599
Provision for credit losses	20,061	5,597	14,487	13,508	9,140	40,145	19,395
Net interest income after credit losses	259,396	274,550	254,615	253,139	253,211	788,561	754,204
NON-INTEREST INCOME
Trust fees	58,412	55,571	56,592	56,345	54,689	170,575	158,085
Bank card transaction fees	45,551	46,362	45,593	47,807	47,570	137,506	141,977
Deposit account charges and other fees	27,427	26,248	26,622	25,480	25,380	80,297	74,856
Capital market fees	5,138	6,175	5,112	5,129	5,995	16,425	14,647
Consumer brokerage services	6,698	5,383	4,785	4,636	4,619	16,866	13,505
Loan fees and sales	3,465	3,419	3,404	2,874	3,444	10,288	10,016
Other	14,820	22,455	16,841	13,165	17,328	54,116	47,031
Total non-interest income	161,511	165,613	158,949	155,436	159,025	486,073	460,117
INVESTMENT SECURITIES GAINS (LOSSES), NET	7,885	437	(7,591)	977	3,872	731	6,846
NON-INTEREST EXPENSE
Salaries and employee benefits	157,461	155,025	153,078	153,819	153,122	465,564	454,043
Data processing and software	33,555	32,904	32,238	32,514	32,194	98,697	94,876
Net occupancy	13,474	13,654	14,020	13,694	13,411	41,148	39,529
Professional and other services	11,284	12,973	10,026	8,982	8,830	34,283	26,095
Marketing	6,670	5,974	5,843	5,683	7,278	18,487	16,670
Equipment	5,421	5,157	5,248	5,232	5,286	15,826	15,387
Supplies and communication	4,837	4,962	5,046	4,948	4,963	14,845	14,343
Deposit Insurance	3,074	3,312	3,744	3,181	2,930	10,130	13,301
Other	8,242	10,476	9,133	7,665	9,586	27,851	41,267
Total non-interest expense	244,018	244,437	238,376	235,718	237,600	726,831	715,511
Income before income taxes	184,774	196,163	167,597	173,834	178,508	548,534	505,656
Less income taxes	41,152	42,400	36,964	36,590	38,245	120,516	108,499
Net income	143,622	153,763	130,633	137,244	140,263	428,018	397,157
Less non-controlling interest expense (income)	2,104	1,284	(959)	1,136	2,256	2,429	6,934
Net income attributable to Commerce Bancshares, Inc.	$141,518	$152,479	$131,592	$136,108	$138,007	$425,589	$390,223
Net income per common share — basic	$1.06	$1.14	$0.98	$1.01	$1.02	$3.18	$2.87
Net income per common share — diluted	$1.06	$1.14	$0.98	$1.01	$1.01	$3.18	$2.86
OTHER INFORMATION
Return on total average assets	1.78%	1.95%	1.69%	1.73%	1.80%	1.81%	1.71%
Return on average equity (1)	15.26	17.40	15.82	15.97	16.81	16.15	16.92
Efficiency ratio (2)	55.26	54.77	55.61	55.77	56.31	55.21	57.92
Effective tax rate	22.53	21.76	21.93	21.19	21.70	22.07	21.76
Net yield on interest earning assets	3.64	3.70	3.56	3.49	3.50	3.63	3.46
Fully-taxable equivalent net interest income	$281,770	$282,428	$271,416	$268,935	$264,638	$835,614	$780,528
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Sep. 30, 2025	Jun. 30, 2025	Sep. 30, 2024
ASSETS
Loans
Business	$6,414,792	$6,328,684	$6,048,328
Real estate — construction and land	1,433,652	1,405,398	1,381,607
Real estate — business	3,745,000	3,757,778	3,586,999
Real estate — personal	3,070,980	3,058,845	3,043,391
Consumer	2,171,599	2,157,867	2,108,281
Revolving home equity	364,241	364,429	342,376
Consumer credit card	575,317	576,151	574,746
Overdrafts	11,186	16,316	4,272
Total loans	17,786,767	17,665,468	17,090,000
Allowance for credit losses on loans	(175,671)	(165,260)	(160,839)
Net loans	17,611,096	17,500,208	16,929,161
Loans held for sale	2,538	3,592	1,707
Investment securities:
Available for sale debt securities	8,998,586	8,915,779	9,167,681
Trading debt securities	56,282	46,630	42,645
Equity securities	53,193	54,511	57,115
Other securities	227,430	219,906	216,543
Total investment securities	9,335,491	9,236,826	9,483,984
Federal funds sold	—	—	10
Securities purchased under agreements to resell	850,000	850,000	475,000
Interest earning deposits with banks	2,477,668	2,624,264	2,642,048
Cash and due from banks	476,441	522,049	507,941
Premises and equipment — net	483,000	477,401	469,986
Goodwill	146,539	146,539	146,539
Other intangible assets — net	13,329	13,333	13,722
Other assets	892,586	910,035	823,494
Total assets	$32,288,688	$32,284,247	$31,493,592
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,489,645	$7,393,559	$7,396,153
Savings, interest checking and money market	15,551,799	15,727,549	15,216,557
Certificates of deposit of less than $100,000	1,002,640	986,014	1,113,962
Certificates of deposit of $100,000 and over	1,413,965	1,386,906	1,511,120
Total deposits	25,458,049	25,494,028	25,237,792
Federal funds purchased and securities sold under agreements to repurchase	2,473,065	2,596,461	2,182,229
Other borrowings	9,270	15,049	10,201
Other liabilities	555,257	518,595	609,831
Total liabilities	28,495,641	28,624,133	28,040,053
Stockholders’ equity:
Common stock	676,054	676,054	655,322
Capital surplus	3,390,526	3,386,218	3,154,300
Retained earnings	360,723	255,938	338,512
Treasury stock	(121,972)	(96,589)	(139,149)
Accumulated other comprehensive income (loss)	(533,666)	(581,049)	(576,904)
Total stockholders’ equity	3,771,665	3,640,572	3,432,081
Non-controlling interest	21,382	19,542	21,458
Total equity	3,793,047	3,660,114	3,453,539
Total liabilities and equity	$32,288,688	$32,284,247	$31,493,592

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
ASSETS:
Loans:
Business	$6,230,019	$6,247,252	$6,106,185	$5,963,217	$5,966,797
Real estate — construction and land	1,396,977	1,430,758	1,415,349	1,411,437	1,400,563
Real estate — business	3,715,597	3,692,405	3,667,833	3,636,026	3,580,772
Real estate — personal	3,059,913	3,048,895	3,045,876	3,047,494	3,047,563
Consumer	2,160,637	2,148,666	2,082,360	2,087,237	2,129,483
Revolving home equity	360,820	362,312	358,684	350,541	335,817
Consumer credit card	563,351	559,858	560,534	568,138	559,410
Overdrafts	7,037	5,663	5,860	5,628	5,460
Total loans	17,494,351	17,495,809	17,242,681	17,069,718	17,025,865
Allowance for credit losses on loans	(164,623)	(166,391)	(162,186)	(160,286)	(158,003)
Net loans	17,329,728	17,329,418	17,080,495	16,909,432	16,867,862
Loans held for sale	2,369	1,741	1,584	2,080	2,448
Investment securities:
U.S. government and federal agency obligations	2,693,327	2,623,896	2,586,944	2,459,485	1,888,985
Government-sponsored enterprise obligations	55,014	55,038	55,330	55,428	55,583
State and municipal obligations	756,137	780,063	804,363	831,695	856,620
Mortgage-backed securities	4,461,056	4,641,295	4,788,102	4,905,187	5,082,091
Asset-backed securities	1,466,770	1,585,364	1,655,701	1,570,878	1,525,593
Other debt securities	204,281	237,385	258,136	221,076	224,528
Unrealized gain (loss) on debt securities	(766,025)	(838,028)	(935,054)	(896,346)	(961,695)
Total available for sale debt securities	8,870,560	9,085,013	9,213,522	9,147,403	8,671,705
Trading debt securities	56,032	51,131	38,298	56,440	47,440
Equity securities	50,823	54,472	57,028	56,758	85,118
Other securities	220,041	216,560	233,461	222,529	217,377
Total investment securities	9,197,456	9,407,176	9,542,309	9,483,130	9,021,640
Federal funds sold	23	158	2,089	826	12
Securities purchased under agreements to resell	850,000	850,000	788,889	566,307	474,997
Interest earning deposits with banks	2,422,441	2,036,803	2,388,504	2,610,315	2,565,188
Other assets	1,709,247	1,671,763	1,698,296	1,701,822	1,648,321
Total assets	$31,511,264	$31,297,059	$31,502,166	$31,273,912	$30,580,468

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,345,156	$7,356,882	$7,298,686	$7,464,255	$7,284,834
Savings	1,283,671	1,303,391	1,294,174	1,281,291	1,303,675
Interest checking and money market	13,740,770	13,901,634	13,906,827	13,679,666	13,242,398
Certificates of deposit of less than $100,000	991,877	984,845	991,826	1,061,783	1,055,683
Certificates of deposit of $100,000 and over	1,416,572	1,371,428	1,363,655	1,451,851	1,464,143
Total deposits	24,778,046	24,918,180	24,855,168	24,938,846	24,350,733
Borrowings:
Federal funds purchased	130,622	129,891	128,340	121,781	206,644
Securities sold under agreements to repurchase	2,519,660	2,371,031	2,723,227	2,445,956	2,351,870
Other borrowings	1,860	2,748	616	1,067	496
Total borrowings	2,652,142	2,503,670	2,852,183	2,568,804	2,559,010
Other liabilities	402,265	360,204	421,370	375,463	405,490
Total liabilities	27,832,453	27,782,054	28,128,721	27,883,113	27,315,233
Equity	3,678,811	3,515,005	3,373,445	3,390,799	3,265,235
Total liabilities and equity	$31,511,264	$31,297,059	$31,502,166	$31,273,912	$30,580,468

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024
ASSETS:
Loans:
Business (1)	5.72%	5.72%	5.75%	5.86%	6.17%
Real estate — construction and land	7.37	7.39	7.30	7.75	8.44
Real estate — business	5.92	5.92	5.88	6.01	6.28
Real estate — personal	4.34	4.30	4.28	4.17	4.10
Consumer	6.42	6.43	6.52	6.52	6.64
Revolving home equity	7.94	7.41	7.26	7.28	7.69
Consumer credit card	13.21	13.18	13.49	13.60	14.01
Overdrafts	—	—	—	—	—
Total loans	6.02	6.01	6.02	6.11	6.35
Loans held for sale	6.03	9.22	5.89	7.65	6.34
Investment securities:
U.S. government and federal agency obligations	4.06	4.28	4.09	3.86	3.68
Government-sponsored enterprise obligations	2.35	2.38	2.40	2.36	2.37
State and municipal obligations (1)	2.05	2.05	2.05	2.01	2.00
Mortgage-backed securities	2.01	2.08	2.08	2.17	1.95
Asset-backed securities	3.69	3.73	3.46	2.99	2.66
Other debt securities	2.97	2.94	2.69	2.11	2.07
Total available for sale debt securities	2.86	2.95	2.83	2.70	2.41
Trading debt securities (1)	4.67	4.63	4.97	4.26	4.52
Equity securities (1)	6.09	6.26	8.02	6.58	4.44
Other securities (1)	7.29	11.63	7.85	5.75	6.09
Total investment securities	2.99	3.16	2.98	2.80	2.52
Federal funds sold	—	5.08	5.63	5.78	—
Securities purchased under agreements to resell	4.00	4.02	3.81	3.57	3.53
Interest earning deposits with banks	4.45	4.46	4.46	4.78	5.43
Total interest earning assets	4.86	4.90	4.81	4.83	4.96

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.05	.05	.07
Interest checking and money market	1.54	1.49	1.52	1.63	1.74
Certificates of deposit of less than $100,000	3.33	3.44	3.65	3.91	4.17
Certificates of deposit of $100,000 and over	3.71	3.78	3.96	4.24	4.51
Total interest bearing deposits	1.71	1.67	1.72	1.87	2.00
Borrowings:
Federal funds purchased	4.34	4.37	4.37	4.71	5.38
Securities sold under agreements to repurchase	2.88	2.85	2.86	3.11	3.56
Other borrowings	1.71	3.79	.66	3.36	4.81
Total borrowings	2.95	2.93	2.93	3.18	3.71
Total interest bearing liabilities	1.87%	1.83%	1.89%	2.04%	2.22%

Net yield on interest earning assets	3.64%	3.70%	3.56%	3.49%	3.50%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except ratios)	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Sep. 30, 2025	Sep. 30, 2024
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$165,260	$167,031	$162,742	$160,839	$158,557	$162,742	$162,395
Provision for credit losses on loans	20,739	7,919	15,095	12,557	11,861	43,753	26,657
Net charge-offs (recoveries):
Commercial portfolio:
Business	826	432	46	335	114	1,304	759
Real estate — construction and land	—	24	—	—	—	24	—
Real estate — business	(23)	(425)	377	50	(7)	(71)	(156)
	803	31	423	385	107	1,257	603
Personal banking portfolio:
Consumer credit card	6,515	7,085	6,967	6,557	6,273	20,567	19,454
Consumer	2,310	2,168	2,852	3,237	2,759	7,330	6,546
Overdraft	432	360	495	470	464	1,287	1,542
Real estate — personal	269	35	72	8	128	376	231
Revolving home equity	(1)	11	(3)	(3)	(152)	7	(163)
	9,525	9,659	10,383	10,269	9,472	29,567	27,610
Total net loan charge-offs	10,328	9,690	10,806	10,654	9,579	30,824	28,213
Balance at end of period	$175,671	$165,260	$167,031	$162,742	$160,839	$175,671	$160,839
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$15,327	$16,005	$18,327	$18,935	$17,984
NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.05%	.03%	—%	.02%	.01%	.03%	.02%
Real estate — construction and land	—	.01	—	—	—	—	—
Real estate — business	—	(.05)	.04	.01	—	—	(.01)
	.03	—	.02	.01	—	.01	.01
Personal banking portfolio:
Consumer credit card	4.59	5.08	5.04	4.59	4.46	4.90	4.65
Consumer	.42	.40	.56	.62	.52	.46	.41
Overdraft	24.36	25.50	34.26	33.22	33.81	27.79	34.32
Real estate — personal	.03	—	.01	—	.02	.02	.01
Revolving home equity	—	.01	—	—	(.18)	—	(.07)
	.61	.63	.70	.67	.62	.65	.61
Total	.23%	.22%	.25%	.25%	.22%	.24%	.22%
CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.09%	.11%	.13%	.11%	.11%
Allowance for credit losses on loans to total loans	.99	.94	.96	.95	.94
NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$255	$410	$1,112	$101	$354
Real estate — construction and land	191	426	220	220	—
Real estate — business	14,940	15,109	18,305	14,954	14,944
Real estate — personal	867	948	989	1,026	1,144
Revolving home equity	—	1,977	1,977	1,977	1,977
Total	16,253	18,870	22,603	18,278	18,419
Loans past due 90 days and still accruing interest	$21,536	$25,303	$19,417	$24,516	$21,986
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2025
For the quarter ended September 30, 2025, net income amounted to $141.5 million, compared to $152.5 million in the previous quarter and $138.0 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of an increase in the provision for credit losses and lower non-interest income, partly offset by higher gains on investment securities. The net yield on interest earning assets decreased six basis points from the previous quarter. Average loans were flat, while average available for sale investment securities, at fair value, and deposits decreased $214.5 million and $140.1 million, respectively, compared to the prior quarter. For the quarter, the return on average assets was 1.78%, the return on average equity was 15.26%, and the efficiency ratio was 55.3%.

Balance Sheet Review
During the 3rd quarter of 2025, average loans totaled $17.5 billion, flat compared to the prior quarter, and an increase of $468.5 million over the same quarter last year. Compared to the previous quarter, average balances of business real estate loans grew $23.2 million, while construction and business loans declined $33.8 million and $17.2 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $30.6 million, compared to $19.7 million in the prior quarter.

Total average available for sale debt securities decreased $214.5 million compared to the previous quarter to $8.9 billion, at fair value. The decrease in available for sale debt securities was mainly the result of lower average balances of mortgage-backed and asset-backed securities. During the 3rd quarter of 2025, the unrealized loss on available for sale debt securities decreased $75.9 million to $688.5 million, at period end. Also, during the 3rd quarter of 2025, purchases of available for sale debt securities totaled $459.3 million with a weighted average yield of approximately 4.15%, and maturities and pay downs of available for sale debt securities were $456.7 million. On September 30, 2025, the duration of the available for sale investment portfolio was 4.4 years, and maturities and pay downs of approximately $1.3 billion are expected to occur during the next 12 months.

Total average deposits decreased $140.1 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower average interest checking and money market balances of $160.9 million. Compared to the previous quarter, total average wealth and consumer deposits declined $132.4 million and $111.1 million, respectively, while average commercial deposits grew $118.1 million. The average loans to deposits ratio was 70.6% in the current quarter and 70.2% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.5 billion, increased $148.5 million to $2.7 billion in the 3rd quarter of 2025.

Net Interest Income
Net interest income in the 3rd quarter of 2025 amounted to $279.5 million, a decrease of $690 thousand compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter decreased $658 thousand compared to the previous quarter to $281.8 million. The decrease in net interest income was mostly due to lower interest income on investment securities and higher interest expense on borrowings and deposits, partly offset by higher interest income on loans and deposits with banks. The net yield (FTE) on earning assets decreased to 3.64%, from 3.70% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $3.5 million, mostly due to an additional day of interest earned in the 3rd quarter, partly offset by lower average balances of construction loans. The average yield (FTE) on the loan portfolio increased one basis point to 6.02% this quarter.

Interest income on investment securities (FTE) decreased $5.6 million compared to the prior quarter, mostly due to lower average balances of asset-backed and mortgage-backed securities and lower rates on U.S. government and federal agency securities and other securities, partially offset by higher average balances of U.S. government and federal agency securities. Interest income earned on U.S. government and federal agency securities included the impact of a $1.1 million decline in inflation income from Treasury inflation-protected securities compared to previous quarter. Interest on other securities included $1.3 million of non-accrual interest income related to a private equity investment but was lower than the $1.8 million of dividend and non-accrual interest recorded in the prior quarter. Additionally, the Company recorded a $314 thousand adjustment to premium amortization on September 30, 2025, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was lower than the $1.0 million adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.99% in the current quarter, compared to 3.16% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $4.5 million, due to higher average balances.

Interest expense increased $3.2 million compared to the previous quarter, mainly due to higher average rates paid on deposits and higher average balances of borrowings. Interest expense on borrowings increased $1.4 million mostly due to an increase of $148.6 million in average securities sold under repurchase agreement balances. Interest expense on deposits increased $1.8 million mostly due to higher average rates. The average rate paid on interest bearing deposits totaled 1.71% in the current quarter compared to 1.67% in the prior quarter. The overall rate paid on interest bearing liabilities was

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2025
1.87% in the current quarter and 1.83% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2025, total non-interest income amounted to $161.5 million, an increase of $2.5 million, or 1.6%, over the same period last year and a decrease of $4.1 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees, deposit account fees and brokerage fees, partly offset by lower bank card fees and lower gains on sales of assets. The decrease in non-interest income compared to the prior quarter was mainly due to lower gains on sales of assets of $6.5 million, partly offset by higher trust fees.

Total net bank card fees in the current quarter decreased $2.0 million, or 4.2%, compared to the same period last year, and decreased $811 thousand compared to the prior quarter. Net corporate card fees decreased $1.7 million compared to the same quarter of last year mainly due to higher rewards expense, partly offset by higher interchange fees. Net merchant fees increased $89 thousand, or 1.6%, while net debit card fees decreased $107 thousand, or .9%. Net credit card fees decreased $336 thousand, or 8.5%, mostly due to higher rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($25.1 million), debit card ($11.3 million), merchant ($5.6 million) and credit card ($3.6 million) transactions.

In the current quarter, trust fees increased $3.7 million, or 6.8%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.0 million, or 8.1%, mostly due to higher corporate cash management fees, while consumer brokerage fees increased $2.1 million.

Other non-interest income decreased compared to the same period last year primarily due to lower gains on sales of assets of $4.7 million. For the 3rd quarter of 2025, non-interest income comprised 36.6% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $7.9 million in the current quarter, compared to $437 thousand in the prior quarter and $3.9 million in the 3rd quarter of 2024. Net securities gains in the current quarter mostly resulted from net fair value adjustments of $8.0 million on the Company’s portfolio of private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $244.0 million, compared to $237.6 million in the same period last year and $244.4 million in the prior quarter. The increase in non-interest expense over the same period last year was mainly due to higher salaries and benefits expense, data processing and software, and professional and other services expense.

Compared to the 3rd quarter of 2024, salaries and employee benefits expense increased $4.3 million, or 2.8%, mostly due to higher full-time salaries of $3.0 million and higher incentive compensation of $1.4 million, partly offset by lower healthcare expense of $805 thousand. Full-time equivalent employees totaled 4,666 and 4,711 on September 30, 2025 and 2024, respectively.

Compared to the same period last year, data processing and software expense increased $1.4 million due to higher costs for service providers and software. Professional and other services, which increased $2.5 million compared to the 3rd quarter of 2024, included $1.1 million of acquisition related legal and professional services expense. Other non-interest expense decreased mainly due to a $1.5 million reimbursement during the 3rd quarter of 2025 related to a litigation settlement.

Income Taxes
The effective tax rate for the Company was 22.5% in the current quarter, 21.8% in the prior quarter, and 21.7% in the 3rd quarter of 2024. The increase in the effective tax rate compared to the prior quarter was mostly due to tax law changes enacted in the prior quarter that decreased the effective tax rate. The increase in the effective tax rate compared to the 3rd quarter of 2024 was mostly due to higher state and local income taxes.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2025 amounted to $10.3 million, compared to $9.7 million in the prior quarter, and $9.6 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .23% in the current quarter, .22% in the previous quarter, and .22% in the same quarter of last year. Compared to the prior quarter, net loan charge-offs on business real estate, business and personal real estate loans increased $402 thousand, $394 thousand and $234 thousand, respectively, while net charge-offs on consumer credit card loans decreased $570 thousand.

In the 3rd quarter of 2025, annualized net loan charge-offs on average consumer credit card loans were 4.59%, compared to 5.08% in the previous quarter and 4.46% in the same quarter last year. Consumer loan net charge-offs were .42% of average consumer loans in the current quarter, .40% in the prior quarter, and .52% in the same quarter last year.

On September 30, 2025, the allowance for credit losses on loans totaled $175.7 million, or .99% of total loans, and increased $10.4 million compared to the prior quarter. The increase in the allowance for credit losses on loans was primarily due to weakness in soft commodity prices impacting certain industries. Additionally, the liability for unfunded lending commitments on September 30, 2025 was $15.3 million, a decrease of $678 thousand compared to the liability on June 30, 2025.

On September 30, 2025, total non-accrual loans amounted to $16.3 million, a decrease of $2.6 million

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2025
compared to the previous quarter. On September 30, 2025, the balance of non-accrual loans, which represented .09% of loans outstanding, included business real estate loans of $14.9 million, personal real estate loans of $867 thousand, business loans of $255 thousand and construction loans of $191 thousand. Loans more than 90 days past due and still accruing interest totaled $21.5 million on September 30, 2025.

Other
During the 3rd quarter of 2025, the Company paid a cash dividend of $.275 per common share, representing a 7.0% increase over the same period last year. The Company purchased 418,131 shares of treasury stock during the current quarter at an average price of $60.32.

On June 16, 2025, the Company announced that it has entered into a definitive merger agreement to acquire FineMark Holdings, Inc. (OTCQX:FNBT) (“FineMark”), Ft. Meyers, Florida, with 13 banking locations in Florida, Arizona, and South Carolina. As of June 30, 2025, FineMark had loans and deposits of $2.7 billion and $3.1 billion, respectively, and $8.3 billion of assets under administration. The Company has received all regulatory approvals to complete its proposed merger. The transaction has been approved by the Federal Reserve Bank of Kansas City, the Missouri Division of Finance, and FineMark shareholders. The transaction remains subject to customary closing conditions and is anticipated to close on January 1, 2026.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.